EXHIBIT 10.1

April 8, 2014

Mr. Glen W. Brown
401 Langley Drive
Lafayette, LA 70502

Dear Mr. Brown,

On behalf of Home Federal Bank (“the Bank”) and Home Federal Bancorp, Inc. of Louisiana (the “Company”), I am pleased to convey to you in writing our employment offer for the position of Senior Vice President and Chief Financial Officer of the Bank and the Company. As Senior Vice President and Chief Financial Officer you would report directly to me and as a senior executive it is an exempt position.  Should you accept this offer of employment, your first day of employment is anticipated to be on or about July 16, 2014.

This letter outlines the terms of your employment offer with the Bank and the Company and your compensation and benefits as set forth below:

Title:                                 Sr. Vice President and
 Chief Financial Officer

            Salary:                                        $150,000.00, annualized

Stock Award:
Within 30 business days of your start date, you will be granted a restricted stock award covering 3,500 shares of the Company’s common stock (the “Stock Award”), subject to approval by the Compensation Committee of our Board of Directors.  The Stock Award will vest in equal annual installments over a 5-year period, with the first 20% of the shares subject to the Stock Award vesting on the first anniversary of the date of grant.  All vesting is subject to you remaining employed with the Bank and the Company through the relevant vesting dates.

Stock Option:
Within 30 business days of your start date, you will be granted a stock option to purchase 10,500 shares of the Company’s common stock (the “Option”) subject to approval by the Compensation Committee of our Board of Directors.  The Option will be priced at the closing price on the NASDAQ on the date of the grant.  20% of the shares subject to this Option shall vest on the one year anniversary of the date of grant. Thereafter, 20% of the shares subject to the Option shall vest on each anniversary of the date of grant; so as to be 100% vested on the five year anniversary of the date of grant.  All vesting is subject to you remaining employed with the Bank and the Company through the relevant vesting dates.

Mr. Glen W. Brown
April 8, 2014

Incentive:	You are guaranteed a $15,000, incentive bonus in 2014. Any bonus in subsequent years would be based on your annual performance review.

Change of Control:
You will be entitled to enter into a change in control agreement that will provide if your employment is terminated as a result of a change in control, as defined in the agreement, you will receive a one-time severance payment equal to 12 months of your then-current base salary, subject to annual renewal by the Compensation Committee of our Board of Directors.

Relocation:
The Bank will reimburse you for certain documented expenses to help defray the cost of your personal move and relocation.  Temporary housing is covered up to $5,000, paid in monthly installments of $1,000.  Your expense for transporting furnishings and personal belongings, within your current household, is covered up to $5,000.  The Bank will cover up to a maximum of $5,000 for invoiced expenses incurred in selling your primary residence. The Bank will also reimburse your expenses of up to $1,000, for you and your family to visit the area. Certain conditions apply to each of these benefits.

Vacation:	2 weeks (10 days) in 2014, 3 weeks (15 days) per year beginning January 1, 2015. Employees are eligible for paid vacation leave after 90 days of employment.

Sick Leave:	12 days per year, cumulative to a maximum of 30 days. Employees are eligible for paid sick leave after 90 days of employment.

Benefits:
Eligible to contribute to the Home Federal Bank 401(k) plan on the 1st day of the month following 90 days of employment.  Eligible for Safe Harbor matching contributions following one (1) year of employment.  Home Federal matches 100% on the first 6% you contribute to your 401(k) savings account.

Eligible for Home Federal Bank ESOP plan following one (1) year of employment.

Group health, dental, and vision coverage available on 1st day of the month following 30 days of employment.

Mr. Glen W. Brown
April 8, 2014

STD, LTD, AD&D, and Life Insurance coverage provided on 1st day of month following 30 days of employment.

This formal notification of our offer of employment is subject to the terms set forth in the Home Federal Bank Employment Application and is contingent upon satisfactory background verification, receipt of an original application, a final review of references, and the approval of the Compensation Committee of the Board of Directors.

For purposes of stock ownership, please be advised that “Executive Officers,” are expected to meet certain requirements. As of the beginning of each fiscal year, all Executive Officers shall hold the greater of (i) that number of shares of common stock equal in value to $50,000 or the equivalent value of in-the-money vested stock options, or (ii) 3,000 shares of common stock. The Executive Officers must attain this ownership threshold by five years after his or her acceptance of the position. The value of the shares of common stock will be calculated at the beginning of each fiscal year and will be based on the closing price on the NASDAQ, on the last day of the year.  The value of vested in-the-money stock options shall be the closing price on the NASDAQ, on the last day of the year less the exercise price. Any subsequent change in the value of the shares during such fiscal year will not affect the amount of stock that such Executive Officers must hold during that year. The Board may modify this requirement on a case by case basis if compliance reasonably creates a hardship for any such Executive Officer.

For purposes of federal immigration law, you will be required to provide the Bank documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within 3 business days of your date of hire, or our employment relationship with you may be terminated.

Please be aware that your employment with the Bank and the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Bank and the Company are free to conclude their employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Bank and the Company at least four weeks’ notice.

You agree that, during the term of your employment with the Bank and the Company, you will devote substantially all of your professional time to your responsibilities at Home Federal Bank, and you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Bank is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Bank. Additionally, as an employee of the Bank, you will be expected to abide by company rules and standards as presented in our Employee Manual and Code of Business Conduct and Ethics.

If you choose to accept our offer, please sign at the bottom and return to Dawn Williams, no later than 1:00 p.m., Friday, April 18, 2014.  You may return the offer in person at 222 Florida Street in Shreveport, via email at dawn.williams@hfbla.com, or by fax to 318-841-0869.  A duplicate original is enclosed for your records. This letter sets forth the terms of your employment with the Bank and supersedes any prior representations or agreements, whether written or oral, that may have been made by representatives of Home Federal Bank or Home Federal Bancorp of Louisiana.  This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by Home Federal Bank President & CEO and you.

Mr. Glen W. Brown
April 8, 2014

Glen, I look forward to working with you and having you as a member of our team.  If you have any questions, please do not hesitate to contact me at (318) 841-1171.

Jim Barlow

/s/Jim Barlow
President and CEO
Home Federal Bank

President and COO
Home Federal Bancorp, Inc. of Louisiana

Accepted this 9th day of April, 2014

/s/Glen W. Brown
Glen W. Brown